Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

EZCORP, Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated November 20, 2012, except for Notes 2, 4, 6, 7, 12, 14, 19 and 23, which are as of November 26, 2014, relating to the consolidated financial statements of EZCORP.

/s/ BDO USA, LLP

Dallas, Texas
March 9, 2015